Exhibit 99.1

Regency Centers Corporation

Press Release

FOR IMMEDIATE RELEASE	CONTACT: LISA PALMER
904-598-7636

REGENCY CENTERS AFFIRMS FIRST QUARTER RESULTS

JACKSONVILLE, Fla., (May 12, 2011) — Regency Centers Corporation (NYSE:REG) announced today that the financial results for the quarter ended March 31, 2011 as reported on May 4, 2011 remain unchanged following the completion of its review related to the accounting for its non-qualified deferred compensation plan.

On May 4, 2011 Regency Reported the Following Earnings Results:

Regency reported Recurring Funds From Operations (FFO) for the first quarter of $51.0 million, or $0.59 per diluted share, compared to $52.3 million and $0.63 per diluted share for the same period in 2010.

Regency reported net income attributable to common stockholders for the quarter of $2.2 million, or $0.02 per diluted share, compared to $11.4 million and $0.14 per diluted share for the same period in 2010. During the quarter, the Company recorded a $4.6 million impairment on our interest in a development joint venture.

Funds From Operations (FFO) for the first quarter was $48.1 million, or $0.56 per diluted share. For the same period in 2010, the Company reported FFO of $48.6 million and $0.58 per diluted share.

Regency’s Form 10-Q for the quarter ended March 31, 2011 has been filed with the SEC.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental operating performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development projects and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other non-core items.

The Company has published additional forward-looking statements in its first quarter 2011 supplemental information package that may help investors estimate earnings for 2011. A copy of the Company’s first quarter 2011 supplemental information is available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended March 31, 2011. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

For the Periods Ended March 31, 2011 and 2010	Three Months Ended		Year to Date
	2011	2010	2011	2010
Net income attributable to common stockholders	$2,185,400	$11,399,425	$2,185,400	$11,399,425
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	29,807,930	26,387,275	29,807,930	26,387,275
Depreciation and amortization expense - uncons properties	11,340,868	13,203,559	11,340,868	13,203,559
Consolidated JV partners’ share of depreciation	(134,591)	(137,951)	(134,591)	(137,951)
Amortization of leasing commissions and intangibles	4,380,464	3,885,633	4,380,464	3,885,633
Gain on sale of operating properties, including JV’s	(19,407)	(7,194,648)	(19,407)	(7,194,648)
Unrealized gain on REG shares in deferred compensation trust	547,875	969,545	547,875	969,545
Non-controlling interest of exchangeable partnership units	12,744	93,861	12,744	93,861

Funds From Operations	48,121,283	48,606,699	48,121,283	48,606,699

Dilutive effect of share-based awards	(224,824)	(190,868)	(224,824)	(190,868)

Funds From Operations for calculating Diluted FFO per Share	$47,896,459	$48,415,831	$47,896,459	$48,415,831

Funds From Operations	$48,121,283	$48,606,699	$48,121,283	$48,606,699
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax, including JV’s	(1,724,633)	(231,303)	(1,724,633)	(231,303)
Provisions for impairment, including JV’s	4,580,000	3,613,131	4,580,000	3,613,131
Provisions for hedge ineffectiveness	—	343,459	—	343,459
Loss on early debt extinguishment	(23,139)	—	(23,139)	—

Recurring Funds From Operations	50,953,511	52,331,986	50,953,511	52,331,986

Dilutive effect of share-based awards	(224,824)	(190,868)	(224,824)	(190,868)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$50,728,687	$52,141,118	$50,728,687	$52,141,118

Weighted Average Shares For Diluted FFO per Share	85,358,476	82,780,272	85,358,476	82,780,272

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2011, the Company owned 396 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 52.9 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 204 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.